EXHIBIT 4.3
ENBRIDGE INC.
PERFORMANCE STOCK OPTION PLAN (2007)
1.	PURPOSE
The purpose of the Performance Stock Option Plan (2007) (the “Plan”) is to:
(a)	focus Participants on the attainment of the Corporation’s long-term strategy and share price appreciation;

(b)	assist in attracting, retaining, engaging and rewarding senior executives of the Corporation and its Subsidiaries; and

(c)	provide an opportunity for Participants to earn competitive total compensation based on achieving the performance goals set out in this Plan.
2.	DEFINED TERMS
     In this Plan (including any schedules to this Plan):
(a)	“affiliate” has the meaning ascribed to that term in the Securities Act (Alberta);

(b)	“associate” has the meaning ascribed to that term in the Securities Act (Alberta);

(c)	“Blackout Period” means a period of time imposed by the Corporation where Participants holding Options may not trade in securities of the Corporation;

(d)	“Board” means the Board of Directors of the Corporation;

(e)	“CEO” means the Chief Executive Officer of the Corporation;

(f)	“Change of Control” means:
(i)	the sale to a person or acquisition by a person not affiliated with the Corporation or its Subsidiaries of assets of the Corporation or its Subsidiaries having a value greater than 50% of the fair market value of the assets of the Corporation and its Subsidiaries determined on a consolidated basis prior to such sale whether such sale or acquisition occurs by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise;

(ii)	any change in the holding, direct or indirect, of shares of the Corporation by a person not affiliated with the Corporation as a result of which such person, or a group of persons, or persons acting in concert, or persons associated or affiliated with any such person or group within the meaning of the Securities Act (Alberta), are in a position to exercise effective control of the Corporation whether such change in the holding of such shares occurs by way of takeover bid, reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise; and for the purposes of this Plan, a person or group of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 20% or more of the votes attaching to all shares of the Corporation which, directly or following conversion of the convertible securities forming part of the holdings of the person or group of persons noted above, may be cast to elect directors of the Corporation shall be deemed, other than a person holding such shares or other securities in the ordinary course of business as an investment manager who is not using such holding to exercise effective control, to be in a position to exercise effective control of the Corporation;
(iii)	any reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction involving the Corporation where shareholders of the Corporation immediately prior to such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction hold less than 50% of the shares of the Corporation or of the continuing corporation following completion of such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, transfer, sale or other transaction;

(iv)	the Corporation ceases to be a distributing corporation as that term is defined in the Canada Business Corporations Act;

(v)	any event or transaction which the Board, in its discretion, deems to be a Change of Control; or

(vi)	Incumbent Directors ceasing to be a majority of the Board;
provided that:
(i)	any transaction whereby shares held by shareholders of the Corporation are transferred or exchanged for units or securities of a trust, partnership or other entity which trust, partnership or other entity continues to own directly or indirectly all of the shares of the Corporation previously owned by the shareholders of the Corporation and the former shareholders of the Corporation continue to be beneficial holders of such units or securities in the same proportions following the transaction as they were beneficial holders of shares of the Corporation prior to the transaction will be deemed not to constitute a change of control; and

(ii)	any change of control initiated or commenced by the Board (and whether or not such transaction was initiated or commenced by the Board shall be conclusively determined by the Board) will not constitute a change of control for purposes of this Plan;
(g)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(h)	“constructive dismissal” means, unless consented to by the Participant, any action that constitutes constructive dismissal of the Participant, including without limiting the generality of the foregoing:
(i)	where the Participant ceases to be an officer of the Corporation, unless the Participant is appointed as an officer of a successor to a material portion of the assets of the Corporation;

(ii)	a material decrease in the title, position, responsibilities, powers or reporting relationships of the Participant;

(iii)	a reduction in the base salary (excluding any annual incentive bonus) of the Participant; or

(iv)	any material reduction in the value of the Participant’s employee benefits, plans and programs (other than any annual incentive bonus);
(i)	“Corporation” means Enbridge Inc., and includes any successor entity thereto;

(j)	“Director” means a director of the Corporation;

(k)	“Fair Market Value” means, as of a particular day, the weighted average of the board lot trading prices per Share on the Toronto Stock Exchange, or the New York Stock Exchange, for the last five Trading Days immediately prior to such day;

(l)	“For Cause” includes “just cause” as defined in the common law and also includes any circumstance in which the Participant shall have been convicted of a criminal act of dishonesty resulting or intending to result directly or indirectly in gain or personal enrichment of the Participant;

(m)	“Grant Date” has the meaning set forth in Section 7(c);

(n)	“Grant Price” has the meaning set forth in Section 7(c);

(o)	“HRC Committee” means the Human Resources & Compensation Committee of the Board, established and duly authorized to act in accordance with the By-Laws of the Corporation;

(p)	“Incumbent Director” means any member of the Board who was a member of the Board immediately prior to the occurrence of the transaction, elections or appointments giving rise to a Change of Control and any successor to an Incumbent Director who was recommended for election at a meeting of shareholders of the Corporation, or elected or appointed to succeed any Incumbent Director, by the affirmative vote of the Directors, which affirmative vote includes a majority of the Incumbent Directors then on the Board;
(q)	“Insider” means:
(i)	an insider, as defined in the Securities Act (Alberta); and

(ii)	an associate of any person who is an insider by virtue of (i) above;
(r)	“Notice Period” means the notice period for termination of employment agreed to between the Corporation (or its Subsidiary) and the Participant, or, in the absence of any such agreement, the notice period required under applicable law;

(s)	“Option” means an Option to purchase Shares granted to the Participant in accordance with the terms and conditions of this Plan;

(t)	“Participant” means any employee, including an officer, of the Corporation or a Subsidiary who has been designated by the HRC Committee to receive and be granted Options in accordance with Section 5;

(u)	“Plan” means the Performance Stock Option Plan (2007) of the Corporation described in this document, and as the same may be duly amended or varied from time to time in accordance with the provisions of this Plan;

(v)	“Retirement Plan” means a pension plan of the Corporation established or in effect from time to time which applies when an employee retires from the employment of the Corporation or any of its Subsidiaries;

(w)	“Share” means a common share in the capital of the Corporation;

(x)	“Share Reserve” has the meaning ascribed to that term in Section 4;

(y)	“Subsidiary” means:
(i)	any corporation that is a subsidiary (as such term is defined in the Canada Business Corporations Act) of the Corporation, as such provision is from time to time amended, varied or re-enacted;

(ii)	any partnership or limited partnership that is controlled by the Corporation (the Corporation will be deemed to control a partnership or limited partnership if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such partnership or limited partnership, whether through the ownership of voting securities, by contract or otherwise); and

(iii)	subject to regulatory approval, any corporation, partnership, limited partnership, trust, limited liability company or other form of business entity that the HRC Committee determines ought to be treated as a subsidiary for purposes of the Plan, provided that the HRC Committee shall have the sole discretion to determine that any such entity has ceased to be a subsidiary for purposes of the Plan;
(z)	“Term” has the meaning ascribed to that term in Section 7;

(aa)	“Trading Day” means any day on which the Toronto Stock Exchange or the New York Stock Exchange, as the case may be, is open for trading; and

(bb)	“United States Incentive Stock Option” has the meaning set forth in Section 9(a).
3.	GOVERNANCE
(a)	Subject to any determinations or approvals required to be made by the Board, the HRC Committee will administer the Plan in its sole discretion. The HRC Committee shall have the full power and sole responsibility to interpret the provisions of the Plan and to make regulations and formulate administrative provisions for its implementation, and to make such changes in the regulations and administrative procedures as, from time to time, the HRC Committee deems proper and in the best interests of the Corporation. Such regulations and provisions may include the delegation to any Director or Directors or any officer or officers of the Corporation or its Subsidiaries of such administrative duties and powers of the HRC Committee as it may, in its sole discretion, deem fit. The determinations of the HRC Committee in the administration of the Plan shall be final and conclusive.

(b)	Prior to the CEO requesting any grants under the Plan, the CEO will recommend to the HRC Committee for its approval the performance measures and the levels of achievement for 100% of the Options to vest and the level below which no Options will vest. The HRC Committee is authorized to approve, for each Option granted under the plan, the terms for vesting any Option granted under the Plan. The HRC Committee shall also have the authority to approve any amendments to such performance measures and the expected levels of performance.

(c)	Subject to Section 13, the HRC Committee may waive any restrictions with respect to participation in the Plan or vesting with respect to any specific Participants where, in the opinion of the HRC Committee, it is reasonable to do so and such waiver does not prejudice the rights of the Participant under the Plan.

(d)	Subject to Section 13, the HRC Committee may amend the Plan for any general administrative matters, correct, remedy or reconcile any errors, inconsistencies or ambiguities, cashless exercise, vesting or termination provisions or any performance measures and recommend to the Board for its approval any other amendments.

(e)	Grants to Participants will be made in the sole discretion of the HRC Committee.

4.	SHARES AND SHARE RESERVE
The Shares subject to the Options and other provisions of the Plan shall be authorized and unissued common shares of the Corporation. The total number of Shares reserved to be issued under the Plan and the Incentive Stock Option Plan (2007) (and its predecessors) shall not exceed in the aggregate 16,500,000 (the “Share Reserve”), subject to the adjustment provisions set forth in Section 10. Shares subject to Options which are terminated, cancelled or expire prior to exercise shall be available for the grant of further Options hereunder.
Any changes to the Share Reserve shall be recommended by the CEO to the HRC Committee for its review and recommendation to the Board. Any increase in the Share Reserve shall be subject to approval of the shareholders of the Corporation in accordance with the rules of the Toronto Stock Exchange.
5.	PARTICIPATION AND GRANT OF OPTIONS
(a)	The CEO may from time to time recommend to the HRC Committee employees of the Corporation or its Subsidiaries, for participation in the Plan, the extent and terms of their participation and the performance measures applicable thereto. The HRC Committee shall consider such recommendations and may approve such recommended employees for participation in the Plan, the extent and terms of their participation and the performance measures applicable thereto, subject to the following:
(i)	the total number of Shares reserved for issuance to any one Participant pursuant to all security based compensation arrangements of the Corporation shall not exceed in the aggregate 5% of the number of Shares outstanding at the time of reservation;

(ii)	the total number of Shares reserved for issuance to Insiders pursuant to all security based compensation arrangements of the Corporation shall not exceed 10% of the number of Shares outstanding at the time of reservation;

(iii)	the total number of Shares issued to Insiders pursuant to all security based compensation arrangements of the Corporation within any one-year period shall not exceed 10% of the number of Shares outstanding at the time of issuance (excluding any other shares issued under all security based compensation arrangements of the Corporation during such one-year period); and

(iv)	the total number of Shares issued to any one Insider and such Insider’s associates (as defined in the Securities Act (Alberta)) pursuant to all security based compensation arrangements of the Corporation within any one-year period shall not exceed 5% of the number of Shares outstanding at the time of issuance (excluding any other shares issued under all security based compensation arrangements of the Corporation during such one-year period).
For the purposes of (ii), (iii) and (iv) above, any entitlement to acquire Shares granted pursuant to the Plan prior to the Participant becoming an Insider are to be excluded from the calculation.
(b)	The CEO:
(i)	may issue inducement grants to any new employee of the Corporation or a Subsidiary, other than new employees that report directly to the CEO and may, with the approval of the HRC Committee issue inducement grants to new employees that report directly to the CEO, provided that the number of Options comprising any such grant shall not exceed the lesser of: (i) the amount provided for in the policies of the HRC Committee from time to time; and (ii) 2% of the number of outstanding Shares (on a non-dilutive basis) at the applicable date, and such inducement grant will be reported to the HRC Committee at the next committee meeting; and
(ii)	shall recommend to the HRC Committee specific grants to Participants who report directly to the CEO and the total grants for all other levels of Participants.
(c)	The HRC Committee shall:
(iii)	determine and recommend to the Board, for its approval, the grant date of Options;

(iv)	determine and recommend to the Board, for its approval, the grants to be made to the CEO; and

(v)	review and recommend to the Board, for its approval, any other grants made pursuant to the Plan.
(d)	Directors who are not full-time employees of the Corporation or a Subsidiary shall not be eligible to become Participants.
(e)	A designated employee shall have the right not to participate in the Plan, and any decision not to participate shall not affect his or her employment with the Corporation or a Subsidiary. Participation in the Plan does not confer upon the Participant any right to continued employment with the Corporation or a Subsidiary.
6.	PERFORMANCE MEASURES
The CEO shall advise the Chair of the HRC Committee upon the Human Resources, Accounting and Finance Groups and the CEO jointly concurring that the performance measures for an Option grant have been achieved, and the number of Options that have become exercisable as a result.
7.	OPTION TERMS
(a)	Term

The term (“Term”) during which an Option shall be exercisable shall be fixed by the HRC Committee at the time of grant, but in no case shall a term exceed 10 years, and each Option shall be subject to earlier termination, as provided in Section 8; provided that when the Term expires in a Blackout Period the Term shall be extended to a date that is five Trading Days after the end of the Blackout Period.

(b)	Exercise

An Option shall vest and become exercisable in accordance with the terms set by the HRC Committee at the time of grant. The Option shall vest and become exercisable when the time period, if any, established by the HRC Committee since the date of the grant has expired and the performance measures in Section 6 have been met or have been deemed to be met. A Participant may exercise vested instalments of his or her Option in whole or in part at any time and from time to time during the Term.

(c)	Grant and Price

Subject to the following sentence, the price (the “Grant Price”) at which Shares will be issued to a Participant pursuant to the Option shall be determined on the date (the “Grant Date”) that the Option is awarded and the Grant Price shall not be less than 100% of the Fair Market Value determined as at the Grant Date. If an Option is awarded at a time when a Blackout Period is in effect, the Grant Price of the Option will be set on and the Grant Date will be the sixth Trading Day following the termination of the Blackout Period; provided that where another Blackout Period commences within such six Trading Days, the determination of the Grant Price and the Grant Date will be further postponed and will be set as provided above in this sentence (and so on from time to time).

(d)	Payment

Participants shall be required to make payment in full for any Shares purchased upon the exercise, in whole or in part, of any Option granted under the Plan and no Shares shall be issued until full payment has been made. Payment must be in the currency of Canada or the United States of America.

(e)	Share Settled Options

If approved by the Board, in lieu of paying the Grant Price for Shares to be issued pursuant to such exercise, the Participant may elect to acquire the number of

Shares determined by subtracting the Grant Price from the Fair Market Value of the Shares on the date of exercise, multiplying the difference by the number of Shares in respect of which the Option was otherwise being exercised and then dividing that product by such Fair Market Value of the Shares. In such event, the number of Shares as so determined (and not the number of Shares to be issued under the Option) will be deemed to be issued under the Plan.

(f)	Share Ownership Guidelines

If on the exercise of any Options the number of Shares held by the Participant is less than the number of Shares to be held by him or her pursuant to any share ownership guidelines of the Corporation in effect from time to time and applicable to such Participant, then the Participant shall be required to retain Shares acquired on exercise of Options (net of Shares that are required to be sold by the Participant to meet any tax liabilities arising on exercise of the Options) to meet the requirements of such share ownership guidelines.

(g)	Transferability

Options are not transferable or assignable other than by will or according to the laws of descent and distribution.
8.	TERMINATION
(a)	Voluntary Termination

If a Participant voluntarily terminates his or her employment with the Corporation or a Subsidiary, all unexercised and vested Options held by such Participant as at the last day of such Participant’s employment with the Corporation (or its Subsidiary) shall remain exercisable until the earlier of: (i) 30 days following the Participant’s last day of employment with the Corporation (or its Subsidiary); and (ii) the expiry of the term of the Options; following which any unexercised and vested Options shall be cancelled.

All unvested Options held by the Participant as at the last day of the Participant’s employment with the Corporation (or its Subsidiary) shall be cancelled on the Participant’s last day of employment with the Corporation (or its Subsidiary).

(b)	Involuntary Termination Not For Cause

If the employment of a Participant is terminated by the Corporation or a Subsidiary other than For Cause, all unexercised and vested Options held by such Participant as at the Participant’s last day of employment with the Corporation (or its Subsidiary) shall remain exercisable until the earlier of: (i) 30 days following the expiration of any Notice Period; and (ii) the expiry of the Term of the Options; following which any vested and unexercised Options shall be cancelled.

A number of unvested Options held by the Participant on the last day of employment with the Corporation (or its Subsidiary) shall continue to vest in accordance with the Plan. The number of unvested Options that shall continue to vest shall be prorated based upon the number of full calendar months of active employment of the Participant during the Term to the total number of months in the Term (and for this purpose the Notice Period shall be counted as active employment). Such number of Options shall be exercisable until the earlier of: (i) 30 days following the expiry of the Notice Period; and (ii) the expiry of the Term of the Options; following which all vested and unexercised Options and all unvested Options shall be cancelled.

For the purposes of this subsection 8(b), if a Participant’s employment terminates due to the constructive dismissal of the Participant, such termination shall be treated as an involuntary termination by the Corporation or a Subsidiary other than For Cause.

(c)	Involuntary Termination For Cause

If the employment of a Participant is terminated by the Corporation or a Subsidiary For Cause, all Options held by such Participant as at the date of such termination, whether vested or unvested, shall be cancelled on the Participant’s last day of active employment with the Corporation (or its Subsidiary).

(d)	Death

If the employment of a Participant with the Corporation or a Subsidiary is terminated as a result of the death of such Participant, all unexercised and vested Options held by such Participant at the Participant’s date of death shall remain exercisable until the earlier of: (i) 12 months following the date of such Participant’s death; and (ii) the expiry of the Term of the Options; following which any unexercised Options shall be cancelled.

A number of unvested Options held by the Participant on the date of death of the Participant shall vest and be exercisable on the assumption that the performance measures have been met. The number of unvested Options that shall vest on the date of the Participant’s death shall be prorated based upon the number of full calendar months of active employment of the Participant during the Term to the total number of months in the Term. Such number of Options shall be exercisable until the earlier of: (i) 12 months following the date of such Participant’s death; and (ii) the expiry of the Term of the Options; following which all vested and unexercised Options and all unvested Options shall be cancelled.

(e)	Retirement

If a Participant has attained the age of 55 and retires from his or her employment with the Corporation or a Subsidiary pursuant to a Retirement Plan and he or she is eligible for benefits under a Retirement Plan, all unexercised and vested Options held by such Participant as at the Participant’s last day of employment with the Corporation (or its Subsidiary) shall continue in accordance with the Plan and may be exercised until the earlier of: (i) three years following the date of such Participant’s retirement; and (ii) the expiry of the Term of the Options; following which any unexercised and vested Options shall be cancelled.

A number of unvested Options held by the Participant on the last day of employment with the Corporation (or its Subsidiary) shall continue to vest in accordance with the Plan. The number of unvested Options that shall continue to vest shall be prorated based upon the number of full calendar months of active employment of the Participant during the Term to the total number of months in the Term. Such number of Options shall be exercisable until the earlier of: (i) three years following the date of such Participant’s retirement; and (ii) the expiry of the Term of the Options; following which all vested and unexercised Options and all unvested Options shall be cancelled.

(f)	Disability

If the employment of a Participant with the Corporation (or a Subsidiary) is terminated as a result of the “disability” of such Participant, all Options held by such Participant on the last day of the Participant’s employment with the Corporation (or its Subsidiary) shall continue in accordance with the terms of such Options as if the Participant continued to be actively employed by the Corporation (or its Subsidiary).

For purposes of the foregoing, a Participant shall be considered to be suffering from a “disability” if he or she is eligible for benefits under a Corporation sponsored long term disability benefits plan.

(g)	Leaves of Absence

If a Participant is on a parental or other leave of absence approved by the Corporation or a Subsidiary for a period of greater than three months, all unexercised and vested Options held by such Participant as at the Participant’s last day of active employment prior to such parental or other leave shall continue to be exercisable in accordance with the terms of such Options, following which all unexercised and vested Options held by such Participant shall be cancelled. All unvested Options held by such Participant as at the Participant’s last day of active employment prior to such parental or other leave shall continue to vest during such Participant’s leave, provided that if the Participant does not return to active employment by the end of the leave, all vested and unvested Options as at the end of the leave of absence shall be treated in accordance with the second paragraph of subsection 8(a) on the assumption that the Participant’s last day of employment is the end of the leave of absence. Unless otherwise determined by the HRC Committee, no additional Option grants shall be made to any Participant during such Participant’s leave of absence.

(h)	Secondments

If a Participant is seconded to an entity other than a Subsidiary, the HRC Committee (in the case of Participants that are Corporate Leadership Team members) and the CEO (in the case of all other Participants) shall determine the manner in which all Options, vested and unvested, held by the Participant as at the date of the secondment shall be treated under the Plan.

(i)	Change of Control

In the event of a Change of Control, all unvested Options held by a Participant shall vest on a date, as determined by the HRC Committee, that is not more than 30 days and not less than five days prior to the date of the Change of Control and the performance measures shall be deemed to be met. In connection with any Change of Control, the HRC Committee will allow, where necessary in the circumstances, for the conditional vesting and exercise of Options and where such conditions are not met and the Change of Control does not occur the Options shall continue as if no vesting or exercise had occurred.

(j)	No Future Grants; No Cash Payment

Upon the occurrence of any of the foregoing events listed under subsections 8(a) to (f) in respect of a Participant, such Participant shall not be entitled to receive any further Option grants or the value of any grants foregone as a consequence of any such event and, except as set forth herein, shall not be entitled to receive any cash payment for the value of any unexercised Options, vested or unvested, held by the Participant as at the date of occurrence of such event.
9.	TERMS AND CONDITIONS OF UNITED STATES INCENTIVE STOCK OPTIONS
(a)	Designated employees of any Subsidiary located in the United States of America may be granted “incentive stock options” within the meaning of Section 422 of the Code (“United States Incentive Stock Options”). The maximum number of Shares that may be issued under the Plan as United States Incentive Stock Options shall not be greater than 2,000,000 Shares. An Option that is a United States Incentive Stock Option will be designated as such in the applicable Option agreement and no Option that is not so designated will be treated as a United States Incentive Stock Option under the Plan.

(b)	No United States Incentive Stock Options shall be granted to any Participant if, as a result of such grant, the aggregate Fair Market Value (as of the time the Option is proposed to be granted) of the Shares covered by all the United States Incentive Stock Options granted under this Plan, and any other plan of the Corporation or any Subsidiary, to the Participant, which are or will become exercisable for the first time by the Participant in a single calendar year, exceeds US $100,000 or such amount as shall be specified in Section 422 of the Code.

(c)	The exercise price of a United States Incentive Stock Option shall not be less than 100% of the Grant Price as at the Grant Date.

(d)	No United States Incentive Stock Option may be granted under the Plan to any individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of Section 422(b)(6) of the Code), unless (i) at the time such United States Incentive Stock Option is granted, the Grant Price is at least 110% of the Fair Market Value of the Shares subject thereto and (ii) the United States Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date granted.

(e)	Notwithstanding the provisions of this Section 7, exercise periods for United States Incentive Stock Options on the happening of an event described in Sections 7(b), (d), (e) and (f) shall be as set forth in the applicable Option agreement.

(f)	United States Incentive Stock Options shall otherwise be subject to the terms and conditions as set forth in this Plan.
10.	ADJUSTMENTS
(a)	In the event that the number of outstanding Shares is increased or decreased, or changed into, or exchanged for a different number or kind of shares or other securities of the Corporation or another corporation, whether through a stock dividend, stock split, consolidation, recapitalization, amalgamation, reorganization, arrangement or other transaction effected without receipt of consideration, the HRC Committee or the Board may make appropriate adjustment in the number or kind of shares or securities available for Options pursuant to the Plan and, as regards Options previously granted or to be granted pursuant to the Plan, in the number and kind of shares or securities and the purchase price thereof and the manner in which installments of the Options vest and become exercisable.

(b)	The appropriate adjustments in the number of Shares under Option, the Grant Price per share and the period during which each Option may be exercised may be made by the Board in its discretion and in order to give effect to the adjustments in the number of shares of the Corporation resulting from the implementation and operation of the Shareholder Rights Plan Agreement dated as of November 9, 1995 between the Corporation and CIBC Mellon Trust Company, as amended, restated or revised from time to time.
11.	EFFECT OF REORGANIZATION
In the event of any take-over bid or any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution or similar transaction or other business combination that is not a Change of Control in which the Corporation is not the surviving or continuing corporation (a “Reorganization”), all

Options granted hereunder and outstanding on the date of such Reorganization, shall be assumed by the surviving or continuing corporation, provided that the HRC Committee or the Board may make appropriate adjustment in the manner in which installments of the Options become exercisable prior to such assumption. If, in the event of any such Reorganization, provision for such assumption satisfactory to the HRC Committee or the Board is not made by the surviving or continuing corporation, each Participant shall have distributed to him or her within 30 days after the Reorganization in full satisfaction in the case of an unexpired Option, or part thereof, whether or not exercisable, cash representing the excess, if any, of the Fair Market Value of the Shares determined as at the third Trading Day immediately preceding the closing date of such Reorganization over the exercise price of such Option (less applicable tax withholdings).
12.	TAXES AND REPORTING
Notwithstanding anything else contained herein, each Participant shall be responsible for the payment of all applicable taxes, including, but not limited to, income taxes payable in connection with the exercise of any Options under the Plan and the Corporation, its employees and agents shall bear no liability in connection with the payment of such taxes.
13.	AMENDMENT OF THE PLAN
The HRC Committee may at any time recommend to the Board for its approval the revision, suspension or discontinuance of this Plan in whole or in part. The Board may also at any time amend, revise or repeal any terms of this Plan and any Option granted under this Plan (any such change, an “amendment”) without obtaining approval of the shareholders. Notwithstanding the foregoing, the Corporation will obtain the approval of the shareholders of the Corporation for an amendment relating to:
(a)	the maximum number of shares reserved for issuance under the Plan;

(b)	a reduction in the Grant Price for any Options;

(c)	the cancellation of any Options and the reissue of or replacement of such Options with Options having a lower Grant Price;

(d)	an extension to the term of any Option;

(e)	any change allowing other than full-time employees of the Corporation or a Subsidiary to become Participants in the Plan;

(f)	any change whereby Options would become transferable or assignable other than by will or according to the laws of descent and distribution.

14.	CONFLICT WITH WRITTEN EMPLOYMENT AGREEMENT
In the event of a conflict between the terms of this Plan and the terms of any written employment agreement between a Participant and the Corporation, the terms of the written employment agreement shall prevail.
15.	EFFECTIVE DATE
The Plan shall take effect on January 1, 2007, provided that any Options issued under this Plan may not be exercised until this Plan has been approved by the shareholders of the Corporation in accordance with the rules of the Toronto Stock Exchange. On the effective date, the application of the Incentive Stock Option Plan (2002) (the “Prior Plan”) to performance Options shall be discontinued, except with respect to unexercised performance Options outstanding under the Prior Plan.